SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting material under Rule 14a-12

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

DSL.net, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transactions applies:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Filing Party:

(5)	Date Filed:

Preliminary Materials

DSL.net, Inc.
50 Barnes Park North, Suite #104
Wallingford, CT 06492

                                                                                            January [•], 2007

Dear Stockholder:

You are invited to attend a special meeting of stockholders of DSL.net, Inc., to be held at [•] on February [•], 2007 at [•].

We are seeking stockholder approval of an amendment to our charter that will increase the number of shares of common stock we are authorized to issue.  The additional shares are required to permit the conversion by MegaPath Inc. of a convertible promissory note we issued in August 2006. MegaPath is a leading provider of managed IP communications services in North America that provided critical debt financing to DSL.net. This financing provided us with working capital necessary to stave off a potential bankruptcy filing and remain in business, as well as to pay off our senior secured debt that was due to mature in 2006. We believe that the DSL.net stockholders would have received no value at all for their shares if we had declared bankruptcy.

MegaPath has converted a portion of the promissory notes it received into approximately [53]% of our outstanding shares of common stock, but we do not currently have enough authorized shares for it to convert its remaining convertible note. At the time of the financing, we agreed with MegaPath that we would propose this charter amendment to our stockholders.

MegaPath has told us that, following approval of the proposed charter amendment, it intends to convert the remaining convertible promissory note. It would then own 91% of our common stock (on a fully-diluted basis). This will allow it to acquire DSL.net via merger under Delaware law without any further action by our Board or stockholders.  If that merger takes place, the shares held by the unaffiliated stockholders of DSL.net would be converted into the right to receive cash in an amount determined by MegaPath. Following the merger, the unaffiliated stockholders would have the right to seek an appraisal of the fair value of their shares under Delaware law.

DSL.net’s Board of Directors approved the MegaPath financing and the proposed charter amendment because it believed the transaction with MegaPath to be the only reasonably available means of avoiding bankruptcy and providing the opportunity for a recovery for our stockholders.  We urge our stockholders to approve the proposed amendment.

Whether or not you plan to attend the special meeting, please sign and return the enclosed proxy promptly so that your shares will be represented at the special meeting.

Cordially, David F. Struwas President and Chief Executive Officer

Preliminary Materials

DSL.NET, INC.

50 Barnes Park North, Suite 104
Wallingford, CT 06492
(203) 284-6100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of DSL.net, Inc., a Delaware corporation, will be held on February [•], 2007, at [•], Eastern Time, at [•].

The purpose of the special meeting is to vote on approving an amendment to DSL.net’s Amended and Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock to 4,000,000,000 and changing the par value to $0.0001 per share. The stockholders will also transact such other business as may properly come before the special meeting or any adjournment thereof.

Only stockholders of record at the close of business on January 2, 2007, are entitled to notice of and to vote at the special meeting and any adjournment thereof.

By Order of the Board of Directors Marc R. Esterman Senior Vice President - Corporate Affairs, General Counsel & Secretary

Wallingford, Connecticut
January [•], 2007

_________________

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED STAMPED ENVELOPE.

Preliminary Materials

DSL.NET, INC.

50 Barnes Park North, Suite 104
Wallingford, CT 06492
(203) 284-6100

PROXY STATEMENT

January [•], 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of DSL.net, Inc. (“DSL.net” or the “Company”) for use at the special meeting of DSL.net’s stockholders to be held at [•], on February [•], 2007, at [•], and any adjournments thereof. This proxy statement and the accompanying notice and form of proxy are first being furnished to stockholders on or about January [•], 2007. We urge you to read the proxy statement carefully and in its entirety.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF, OR PASSED UPON THE MERITS OR FAIRNESS OF, THE PROPOSED AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Page
SUMMARY OF THE PROPOSAL - SPECIAL FACTORS	1
Purpose and Effects of the Amendment	1
Background of the Proposal	2
Fairness of the Proposal	3

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	4

THE SPECIAL MEETING	5
Record Date and Quorum	5
Vote Required	5
Voting by MegaPath and DSL.net Directors and Officers	5
Proxies	5
Other Matters	5
Expenses of Solicitation	5

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION	6
The Proposed Amendment	6
Purpose and Effects of the Amendment	6
Background of, Reasons for, and Alternatives to the Proposal	8
Fairness of the Proposal	14
Stockholder Appraisal Rights	17

INFORMATION ABOUT DSL.NET	18
The Company	18
The Company’s Common Stock	18
Directors and Officers	18
Security Ownership of Principal Stockholders and Management	20
Financial Information	23
Incorporation by Reference	25

INFORMATION ABOUT MEGAPATH	25
The Company	25
Directors and Officers	24
MegaPath’s Financing	27

OTHER STOCKHOLDER MATTERS	27
Stockholder Proposals for Next Annual Meeting	27
Receipt of Stockholder Materials	28

i

SUMMARY OF THE PROPOSAL - SPECIAL FACTORS

At the special meeting, the stockholders will vote on approving an amendment to DSL.net’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) increasing the number of shares of Company common stock (the “Common Stock”) that the Company is authorized to issue from 800,000,000 shares to 4,000,000,000 shares, increasing the total number of authorized shares to 4,020,000,000 and changing the par value of the Common Stock from $0.0005 to $0.0001 per share (the “Amendment”). DSL.net’s Board of Directors (the “Board”) unanimously recommends that the stockholders vote FOR the Amendment.

The following is a summary of the proposed Amendment and the reasons for it, as well as a summary of the alternatives that the Board considered. More detailed information is contained under “PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION” below.

As used in this proxy statement, “MegaPath” means MegaPath Inc. and/or its wholly-owned subsidiary, MDS Acquisition, Inc. (“MDS”).  Statements of MegaPath’s beliefs, conclusions, opinions, and intentions have been provided by MegaPath to the Company for inclusion herein.

Purpose and Effects of the Amendment

•
MegaPath recently provided DSL.net with essential financing that allowed DSL.net to pay off its principal secured creditor, obtain working capital and avoid a bankruptcy filing. In return, the Company issued MegaPath five promissory notes, four of which were convertible into shares of the Company’s Common Stock. This financing is referred to herein as the “Financing Transaction.”

•
MegaPath has converted three of its convertible promissory notes into DSL.net Common Stock. The purpose of the Amendment is to make available sufficient authorized shares of Common Stock for MegaPath to convert the remaining convertible promissory note into Common Stock in accordance with its terms.

•
As a result of converting the first three convertible promissory notes, MegaPath currently holds [274,310,638] shares, or approximately [53]% of the outstanding Common Stock and may be considered an “affiliate” of the Company. MegaPath’s average per share purchase price for these shares was $[0.00175].

•
Voting at the special meeting will not be structured to require approval of a majority of the Common Stock held by stockholders other than MegaPath. Since the Amendment may be approved by vote of holders of a majority of the outstanding shares of Common Stock and MegaPath intends to vote for the Amendment, the Amendment may be approved irrespective of the votes of the other stockholders.

•
MegaPath has told the Company that, if the Amendment is approved, it intends to convert the remaining convertible note. When it does so, MegaPath will own 91% of the outstanding Common Stock (assuming the exercise of all outstanding options and warrants), or approximately [2,664,817,286] shares. MegaPath’s average per share purchase price for all of its shares will then be $[0.000751].

•
MegaPath’s conversion of three of the convertible notes has significantly diluted the ownership of the Company’s other common stockholders. MegaPath’s conversion of its fourth convertible note following approval of the Amendment will create substantial additional dilution.

•
MegaPath has told the Company that it is contemplating effecting a “short form merger” pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”) once it owns at least 90% of the outstanding DSL.net Common Stock. At that time, the Merger may be accomplished by a vote of the board of directors of MegaPath and without any vote or other action of the DSL.net stockholders. If MegaPath effects the Merger:

o	DSL.net would merge into a wholly-owned subsidiary of MegaPath and would cease to exist as a separate entity;

o
DSL.net would cease to be registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and would cease to be required to file reports with the SEC, such as Forms 10-K and 10-Q;

o
shares of DSL.net stock held by persons other than MegaPath at the time of the Merger (“unaffiliated stockholders”) would be canceled in exchange for a payment to be determined by the board of directors of MegaPath; and

o	unaffiliated stockholders could seek to have the fair value of their shares appraised by the Delaware Court of Chancery instead of accepting the MegaPath payment.

o
MegaPath has indicated that the Merger will likely occur soon after the approval of the Amendment, but it is not required to complete the Merger and it has not determined what amount would be paid to the unaffiliated stockholders if the Merger takes place.

o	No appraisal rights are available to the unaffiliated stockholders in connection with approval of the Amendment.

Background of the Proposal

•
During the past several years, DSL.net has experienced declining revenues, largely attributable to the rate of customer cancellations exceeding the rate of customer additions. The Company has primarily financed its capital expenditures, acquisitions and operations with the proceeds from the sale of stock and debt instruments and from borrowings, including equipment lease financings, not from the results of operations.

•
Early in 2006, the Company identified its near-term liquidity issues and, in particular, as of the summer of 2006, management expected that the Company’s existing cash resources and cash to be generated from continuing operations would be sufficient to fund operating losses, capital expenditures, lease payments and working capital requirements only through the end of September 2006. As a result, the Company sought to raise additional financing before the end of the third quarter of 2006 through some combination of borrowings or the sale of equity or debt securities. The Company expected that, if it failed to raise additional financing, it would be required to sell all or a portion of its assets, significantly reduce, reorganize, discontinue or shut down its operations, and likely seek protection under the U.S. Bankruptcy Code.

•
As a result of the Company’s deteriorating financial condition, the Company’s management, under the direction of the Board, devoted a considerable amount of effort during 2006 prior to consummation of the Financing Transaction to finding a source of financing or a buyer that would be able to finance the Company’s negative cash flow or utilize its assets as part of a more viable enterprise. The Company engaged an investment banker and contacted numerous potential parties. However, in light of the Company’s situation, only a few expressed interest in talking with the Company. The Company held meetings and engaged in negotiations with several companies in addition to MegaPath, each of which insisted on terms that were unacceptable to the Company or withdrew their interest.

•
In late August 2006, there were no other viable financing sources or strategic acquirers available or likely to become available within the time, and on terms, needed by the Company. After considering and rejecting the remaining alternative possible solutions as less favorable to the Company, its stockholders and its other stakeholders, the Board approved the issuance to MegaPath of five promissory notes in the aggregate stated principal amount of $15,002,000 for an aggregate purchase price of $13,000,000. On August 22, 2006, the Company, MegaPath Inc. and MDS executed a Purchase Agreement (the “Purchase Agreement”) with respect to the Financing Transaction.  On August 28, 2006, MegaPath paid the purchase price in cash to the Company and the Company issued the notes. The Company used the proceeds of the borrowing to pay off its principal secured creditor and for limited working capital purposes.

•
The Board decided not to pursue the remaining alternative possible solutions because each would have been predicated on the Company’s making a bankruptcy filing, which presented a number of negative factors, such as the possibility of third party claims, delayed closing due to uncertainties inherent in the bankruptcy process, increased customer losses, steeper revenue loss, possible purchase price reductions, and higher fees and costs, leading to lower returns to the Company’s secured creditors and no likelihood of any recovery for the unaffiliated stockholders, among other reasons.

•
In addition, the Board believed that the debt financing provided by MegaPath afforded greater certainty of financing and closing expeditiously as it avoided the need to wait for regulatory approvals before closing.

•	Four of the MegaPath promissory notes were originally convertible into shares of DSL.net Common Stock as follows:

o
Three of the notes were convertible immediately or upon the Company’s receipt of certain regulatory approvals necessary for MegaPath to become a majority stockholder of the Company. The Company has made all required notice filings with applicable state regulatory agencies and has received all material approvals from applicable state and federal regulatory agencies necessary under telecommunications regulations to permit a change in control of the Company. Accordingly, MegaPath converted these notes into [274,310,638] shares of Common Stock on January 1, 2007.

o
The fourth convertible note (the “Note”) will become convertible at MegaPath’s election upon stockholder approval and effectiveness of the Amendment. At that time, the Note will become convertible into the number of shares of Common Stock that, when aggregated with all of MegaPath’s other stockholdings in the Company, equals 91% of the DSL.net Common Stock on a fully diluted basis as of the date of such conversion ([2,664,817,286] shares as of the date of this proxy statement).

•
As a condition to MegaPath’s providing the financing under the Purchase Agreement in August 2006, the Company agreed to call the special meeting and recommend that the stockholders approve the Amendment so that MegaPath will be able to convert the Note into Common Stock.

Fairness of the Proposal

•
The Board unanimously approved the Financing Transaction after having been informed of MegaPath’s intent to convert the convertible promissory notes to Common Stock and effect the Merger. The Board did so because it believed - after extensive efforts to obtain financing or a buyer for the Company or its assets on acceptable terms and after considering the analysis of its professional advisors - that the Financing Transaction, the proposed Amendment, and the opportunity for the unaffiliated stockholders to receive payment for their shares through the contemplated Merger represented the best available resolution for DSL.net and the unaffiliated stockholders, and was thus substantively and procedurally fair.

•	The bases for the Board’s determination are described in further detail under “PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION - Fairness of the Proposal” below. In summary:

o
The Financing Transaction (i) gave the Company a way to continue in business while paying off its largest creditor, (ii) allowed the Company to pay off its other senior secured creditor at maturity, (iii) preserved the possibility of a return for the Company’s stockholders, and (iv) provided other important benefits.

o
The only possible alternative transactions under consideration would have required the Company to make a bankruptcy filing, which presented a number of negative factors, such as the possibility of third party claims, delayed closing due to uncertainties inherent in the bankruptcy process, increased customer losses, steeper revenue loss, possible purchase price reductions, and higher fees and costs, leading to lower returns to the Company’s secured creditors and no likelihood of any recovery for the Company’s stockholders.

o
In any event, negotiations with the parties that had previously offered these possible alternative transactions had been terminated by those parties by the time of approval and closing of the Financing Transaction and, thus, no acceptable alternatives were available to the Company at that juncture.

•
If the Company’s stockholders do not approve the Amendment, the Note (in the principal amount of $1,520,000) will mature and become payable on December 31, 2007 or within the following year. Further, related promissory notes (in the aggregate principal amount of $14,184,000) issued to MegaPath in the Financing Transaction and thereafter will mature and become payable on December 31, 2007. All such promissory notes accrue interest at an annual rate of 8.0% and are secured by all of the Company’s assets. There can be no assurance that the Company will have the resources to satisfy its obligations under these promissory notes at maturity. The Company may be required to file for bankruptcy protection if it becomes unable to meet its commitments. In such case, it is likely that there would be no assets available for any distribution to the stockholders after payment of the Company’s debts.

•
Accordingly, the Board believes that it is fair to and in the best interests of the unaffiliated stockholders that the Amendment be approved as the proposed Merger is the most likely course of action to afford them some payment for their Common Stock in light of all the circumstances, and the Board understands that they would, in connection with the Merger, be able to exercise appraisal rights under Delaware law to ensure that they receive the fair value of their shares from MegaPath, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, on the amount determined to be fair value.

•
MegaPath Inc. and MDS also believe that the Financing Transaction and the proposed Amendment are, and the Merger will be, fair to the unaffiliated stockholders since (i) the Financing Transaction and the Amendment, which position MegaPath to effect the Merger, were negotiated on an arms’ -length basis between unaffiliated parties, (ii) the Merger is the most likely course of action to afford the unaffiliated stockholders some payment for their Common Stock in light of all the circumstances, and (iii) the unaffiliated stockholders will have the opportunity to exercise appraisal rights under Delaware law in connection with the Merger to ensure that they receive the fair value of their shares~~,~~ (exclusive of any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, on the amount determined to be fair value.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about the Company’s financial condition, business and prospects, including without limitation statements about the development of its markets and its anticipated performance in executing its strategies. These statements are identified by words such as “may,” “might,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or the negative of such terms or other comparable terminology. All these statements speak only as of the date hereof and are subject to a variety of important risks and uncertainties, many of which are beyond the Company’s control, that could cause actual conditions and results to differ materially from those contemplated in these forward-looking statements. Some of these risks and uncertainties are described throughout this proxy statement. Such risks and uncertainties are also described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the SEC and to which readers of this proxy statement should also refer. Stockholders are cautioned not to place undue reliance on the forward-looking statements included herein. DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this report, whether as a result of new information, future events or circumstances or otherwise, except to the extent required by law.

THE SPECIAL MEETING

Record Date and Quorum

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is January 2, 2007. As of that date, there were outstanding [513,331,455] shares of Common Stock, par value $0.0005 per share. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock will constitute a quorum.

Vote Required

The affirmative vote of holders of a majority of the outstanding shares of DSL.net Common Stock entitled to vote thereon is required to approve the Amendment. The holders of DSL.net’s Common Stock are entitled to one vote on each matter submitted to the stockholders for each share held of record at the close of business on the record date. Abstentions and broker non-votes are counted as present and represented in determining whether a quorum is present at the special meeting and will have the same effect as votes against the Amendment.

Voting by MegaPath and DSL.net Directors and Officers

At the record date for the special meeting, MegaPath held [274,310,638] shares of Common Stock, or approximately [53]% of the outstanding shares of Common Stock. MegaPath has informed the Company that it intends to vote for the Amendment; accordingly, the Amendment may be approved irrespective of the votes of the other stockholders. None of the directors or executive officers of MegaPath personally owned any shares of Common Stock at the record date. In addition, MegaPath holds irrevocable proxies from DunKnight Telecom Partners LLC, Knight Vision Foundation, and Laurus Master Fund Ltd. (“Laurus”) with respect to an aggregate of 5,400,000 shares of Common Stock, and it plans to vote such shares for the Amendment. The directors and officers of DSL.net held an aggregate of 6,300 shares of Common Stock, or less than 1% of the outstanding shares of Common Stock, at the record date, and the holder of such shares has informed the Company that he intends to vote for the proposal because he believes it to be in the Company’s best interests.

Proxies

Stockholders may vote in person or by proxy. Returning a proxy will not affect a stockholder’s right to attend the special meeting and vote in person. A stockholder may revoke a proxy at any time before its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of DSL.net, or by voting in person at the special meeting. Proxies should be returned for receipt no later than the close of business on the day before the special meeting. A proxy that is properly signed and returned without indicating any voting instructions will be voted for the Amendment.

Other Matters

The Board knows of no other matters to be presented at the special meeting. If any other matter is presented for a vote at the special meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

Expenses of Solicitation

DSL.net will bear all costs of soliciting proxies. It will reimburse brokers, custodians and fiduciaries upon request for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, DSL.net directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. DSL.net may retain, and would bear the fees and expenses of, a proxy solicitation firm to assist in the solicitation of proxies.

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION

The Proposed Amendment

The Board has unanimously approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. The Company is currently authorized to issue a total of 800,000,000 shares of common stock, par value $0.0005 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. The Amendment would increase the total number of authorized shares of Common Stock to 4,000,000,000, would increase the total number of authorized shares to 4,020,000,000 and would decrease the par value of the Common

Stock from $0.0005 to $0.0001.The amendment would delete in its entirety paragraph A of Article IV of the Company’s Amended and Restated Certificate of Incorporation and would substitute the following:

“A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is 4,020,000,000 shares, of which 4,000,000,000 shares shall be Common Stock with a par value of $0.0001 per share and 20,000,000 shares shall be Preferred Stock with a par value of $0.001 per share.”

If approved, the Company intends to file a certificate of amendment to its Certificate of Incorporation with the Delaware Secretary of State to effect the Amendment promptly after the special meeting.

Each of the newly authorized shares of Common Stock would have the same rights and privileges as the currently authorized shares of Common Stock. The new shares, like the currently authorized shares, would not have preemptive rights.

The Amendment will not change the currently authorized number of shares of preferred stock, which will remain set at 20,000,000. No shares of preferred stock are outstanding.

Purpose and Effects of the Amendment

The Company needs to increase the number of authorized shares of Common Stock in order to have sufficient shares available for issuance upon MegaPath’s conversion of the Note, which entitles MegaPath to conversion shares representing 91% of the issued and outstanding Common Stock on a fully diluted basis. The proposed decrease in the par value per share is intended to ensure that the effective price per share of the Company’s Common Stock issued to MegaPath upon the conversion of the Note will not be less than the par value of the Common Stock at the time of conversion, as required by Delaware law. If the outstanding principal under the Note divided by the number of shares of the Company’s Common Stock to be issued to MegaPath upon the conversion of the Note were less than the par value of the shares at the time of conversion, the shares would not be validly issued under Delaware law and the holder thereof might not be entitled to all rights of a stockholder. MegaPath’s average purchase price per share for its current shares is $[0.00175].

The Note will become convertible upon stockholder approval and filing of a certificate of amendment to effect the Amendment. At that time, the principal of the Note may be converted at MegaPath’s election into that number of shares of Common Stock that, when aggregated with all of MegaPath’s other stockholdings in the Company, will equal 91% of the Common Stock on a fully diluted basis as of the date of such conversion. At present, MegaPath holds [274,310,638] shares, and the Company has 800,000,000 shares of authorized Common Stock, of which [286,688,545] shares are authorized and unissued and available for issuance upon conversion of the Note. Based on the number of shares outstanding as of the record date for the special meeting, as well as the [24,532,541] shares reserved for issuance upon the exercise of stock options and warrants to purchase Common Stock outstanding on that date, 91% of the fully diluted shares then outstanding was [2,664,817,286] shares, so at least [2,402,681,282] additional authorized and unissued shares will be needed to permit conversion of the Note. Based on the Company’s capitalization as of the record date, MegaPath’s expected purchase price per share for the shares it acquires upon conversion of the Note will be $[0.000636], and MegaPath’s average purchase price per share for all of its shares will then be $[0.000751].

MegaPath’s conversion of three of the convertible notes has significantly diluted the ownership of the Company’s other common stockholders. MegaPath’s conversion of its fourth convertible note following approval of the Amendment will create substantial additional dilution. If MegaPath had converted its first three convertible notes into shares of Common Stock as of September 30, 2006, the combined interests of MegaPath and MDS in the Company’s net book value and earnings at that date would have had a value of $0 because the Company had negative stockholders’ equity as of September 30, 2006 and losses for the nine month period ending September 30, 2006.

The issuance of the Note and its conversion to Common Stock will enable MegaPath to acquire 100% ownership of DSL.net via the Merger. MegaPath has told the Company that it intends, after the conversion of the Note, to effect the Merger. If MegaPath effects the Merger:

(1) DSL.net will be merged into MDS, a wholly-owned subsidiary of MegaPath;

(2) DSL.net will cease to exist;

(3) DSL.net will cease to be registered with the SEC under the Securities Exchange Act of 1934 and will cease to be required to file reports with the SEC, such as Forms 10-K and 10-Q, in which case, its officers would no longer be required to certify the accuracy of its financial statements, and it would no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002; and

(4) shares of Common Stock held by unaffiliated stockholders of DSL.net would be canceled. Once MegaPath owns 90% or more of the Company’s outstanding Common Stock, MegaPath would have the right under Delaware law to carry out the Merger by a vote of the board of directors of MegaPath and without any vote or other action by the DSL.net stockholders.

If MegaPath effects the Merger, it would be required to provide payment for the shares owned by the unaffiliated stockholders that would be cancelled in the Merger. If any unaffiliated stockholder wished to challenge the amount MegaPath proposed to pay them in the Merger as inadequate, the unaffiliated stockholder would be entitled to have an appraisal of the fair value of his, her or its shares by following specified procedures under Delaware law. See “Stockholder Appraisal Rights” below. While MegaPath expects to effect the Merger soon after the conversion of the Note, it is not required to complete the Merger and has not yet determined what amount would be paid for shares held by the unaffiliated stockholders if it effects the Merger.

Approval of the Amendment will have no federal tax consequences for the Company, its affiliates or the unaffiliated stockholders. If and when the Merger occurs, DSL.net will merge into MDS, the Company’s business and operations will be acquired by MegaPath, and the Company’s subsidiaries will become indirect, wholly-owned subsidiaries of MegaPath. In general, the federal tax consequences for the Company will be that use of the Company’s net operating loss carryforwards may be subject to significant annual limitations resulting from deemed changes in control resulting from prior securities issuances, including the following transactions: the Company’s sales of its mandatorily redeemable convertible Series X preferred stock and its mandatorily redeemable convertible Series Y preferred stock in 2001 and 2002, the Company’s sale of $30,000,000 in notes and warrants in 2003, and the Company’s sale of $15,002,000 in convertible and non-convertible notes to MegaPath in the third quarter of 2006. If and when the Merger occurs, the unaffiliated stockholders will be treated for federal tax purposes as having sold their shares.

As a condition to the closing of the Financing Transaction, two of the Company’s directors, Robert G. Gilbertson and Keir Kleinknecht, resigned their Board seats on August 28, 2006. At the same time, the Board, upon recommendation of its Nominating and Corporate Governance Committee, appointed Paul Milley and Emerson Walters, members of MegaPath management who were nominated by MegaPath, to fill those vacancies. The Board also authorized an increase in the size of the Board from five to seven members and agreed to appoint two additional MegaPath representatives to fill those newly created vacancies at MegaPath’s request, provided MegaPath then held a majority of the voting power of the Company’s voting capital stock. The expansion of the Board will take effect ten days after the mailing date of this proxy statement, at which time Steven B. Chisholm and J. Brooke Mastin will become directors. Accordingly, MegaPath nominees will then constitute a majority of the Board.

The Company is required by the Purchase Agreement to propose the Amendment.  This agreement was prompted solely by business considerations in order to complete the Financing Transaction. While the number of shares of Common Stock authorized by the Amendment will be substantially greater than are currently expected to be needed to accommodate the conversion of the Note, prior to the Financing Transaction MegaPath specifically negotiated for the number of shares to be authorized by the Amendment to account for the greater number of securities convertible into Common Stock that were then outstanding and to protect MegaPath in the event the Company issued additional shares of its capital stock in breach of the Purchase Agreement. The additional shares of Common Stock that would become available for issuance if the Amendment is approved and if MegaPath does not convert the Note into Common Stock (as well as the presently authorized and unissued shares of Preferred Stock) could be used by the Company for future dilutive issuances, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

Background of, Reasons for, and Alternatives to the Proposal

During the past several years, DSL.net has experienced declining revenues, largely attributable to the rate of departing customers exceeding the rate of new customers added (known in the industry as “churn”). The Company has financed its capital expenditures, acquisitions and operations primarily with the proceeds from the sale of stock and debt instruments and from borrowings, including equipment lease financings, not from the results of operations.

Despite building a robust network in a desirable service area, a business class suite of Internet and communications products and a solid customer service department, the Company has been unable, due to the lack of readily available cash resources and liquidity concerns stemming from the debt service and maturity dates of its borrowings, to implement meaningful, long-term sales and marketing efforts in a cost effective manner, thus hampering its efforts to achieve significant market penetration and sufficient revenue to overcome customer churn and recurring network and operating expenses. Since its inception of business in 1998, the Company only achieved two quarters of positive operating cash-flow results. These occurred in the fourth quarter of 2004 and the second quarter of 2005 and resulted primarily from the termination of virtually all of the Company’s sales force in the third quarter of 2004. This was done in an effort to reduce costs and extend the Company’s financial runway so as to afford the maximum time necessary to effect a potential strategic or financing transaction. Although that was accomplished, over the long term, these actions resulted in a decline in revenue and increased customer churn.

During 2005 and 2006, the Company continued to focus on strategic and cost reduction initiatives in its attempt to improve its operating cash flows. These included reducing costs, disposing of non-core assets, re-grooming its network to eliminate non-core central offices, restructuring its debt, and aggressively pricing and re-positioning its products and services. These efforts were necessary to preserve the Company’s business enterprise, although they placed negative pressure on the Company’s ability to sustain or grow its revenues and achieve positive operating cash flow.

In the fourth quarter of 2005, following the closing of a secured note financing with DunKnight Telecom Partners LLC and its co-investor Knight Vision Foundation (collectively sometimes referred to herein as “DunKnight”) (a debt financing transaction which, at the time, represented the fruition of a similar effort on the part of the Company to close a strategic or financing transaction to alleviate the Company’s then current liquidity issues and near-term working capital requirements), Company management, led by newly-appointed President and Chief Executive Officer David F. Struwas, set certain near-term, corporate initiatives aimed at positioning the Company to better leverage any available strategic and financing opportunities. By the time the second tranche of the DunKnight debt financing transaction closed in February 2006, the Company had $13,000,000 in secured debt owing to DunKnight with a maturity date of September 4, 2006 (which maturity date was subsequently renegotiated to be December 4, 2006), and up to $4,250,000 in secured debt owing to Laurus with a maturity date of August 1, 2006 (which was subsequently renegotiated to be November 1, 2006). At that time, the Company had cash resources of approximately $10.7 million, yet the Company’s operating “cash burn,” the amount by which cash outflows exceeded cash inflows, was approximately $1.8 million per month. The Company’s operating cash burn was subsequently reduced as the Company started realizing the benefits of its central office closures after the end of the first quarter of 2006, but these measures have not brought the Company to a cash flow positive position.

Following consummation of the DunKnight debt financing, management implemented measures to reduce the negative cash burn in order to improve the Company’s efforts to attract capital or an acquisition partner. To lower its costs of operations, the Company took the following actions: (i) it moved its corporate headquarters from New Haven, CT to a lower rent facility in Wallingford, CT; (ii) it consolidated its data center, formerly in Virginia, and a warehouse, formerly in New Haven, at its new Wallingford location, allowing it to substitute a lower priced turn-key facility in Virginia for the former Virginia office and former warehouse space; (iii) it commenced the process of shutting down all of its central office collocations outside of its core network footprint, thus eliminating certain fixed costs in areas where it had not achieved material market penetration; (iv) it re-groomed approximately 150 Verizon DS-3 circuits to avoid or lessen the impact of third-party network cost increases; and (v) it sold its former Minnesota-based operating subsidiary, Vector Internet Services, Inc., whose financial performance was in decline, to a third party for approximately $3.3 million.

However, these actions were not enough. The Company’s operating cash flow for the six months ended June 30, 2006 was approximately negative $5,086,000, compared to negative $775,000 for the six months ended June 30, 2005. The increase in negative operating cash flow was primarily due to a larger net loss resulting from lower revenues. As a result of the factors described above, management anticipated that customer departures would continue to result in declining revenue and to adversely affect cash generated from operations. Detailed information showing the Company’s deteriorating financial position is included in “INFORMATION ABOUT DSL.NET - Financial Information” below, as well as in the Company’s periodic filings with the SEC (see “Incorporation by Reference” below).

Management understood that the Company’s sustained operating losses raised substantial doubt about its ability to continue as a going concern. At June 30, 2006, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC, the Company had $7.2 million in cash, negative working capital of $10.7 million (comprised of current assets of $12.3 million minus current liabilities of $23.0 million), and a stockholders deficiency of $4.9 million. Management believed that the existing cash resources and cash expected to be generated from continuing operations would be sufficient to fund operating losses, capital expenditures, lease payments and working capital requirements only through the end of September 2006. As a result, the Company sought to raise additional financing before the end of the third quarter of 2006 through some combination of borrowings or the sale of equity or debt securities, in order to finance its ongoing operating requirements and to enable it to repay its secured debt when it matured in the fourth quarter of 2006. Failure to do so was expected to render the Company insolvent and require the Company to sell all or a portion of its assets, significantly reduce, reorganize, discontinue or shut down its operations, and likely seek protection under the U.S. Bankruptcy Code. The Company disclosed in its SEC filings that there could be no assurance that any financing or sale transaction, should one occur, would result in any minimum value or minimum amount of proceeds accreting to the benefit of the holders of Common Stock.

Because of its deteriorating situation, DSL.net embarked on a determined effort to obtain additional financing or to find an appropriate acquirer. To that end, the Company engaged The Bank Street Group LLC (“Bank Street”) to assist it in its consideration of potential mergers and acquisition candidates, and participated in discussions with several other professional advisors and agents and direct sources of capital.

Bank Street is a private investment banking firm which provides financial advisory services to middle-market companies. A member firm of the NASD and SIPC, Bank Street represents numerous clients in the telecommunications, technology and Internet sectors. Bank Street was engaged by the Company based on its represented experience, the Company’s prior business dealings with Bank Street and management’s familiarity with certain of Bank Street’s professionals. The Company engaged Bank Street to act as the Company’s exclusive financial advisor with respect to exploring strategic alternatives for the sale of the Company and/or a purchase by the Company of a target company. As part of its services, Bank Street identified and assisted in the solicitation of interested prospective third parties, assisted in the evaluation of proposals received from such third parties, and assisted in the preparation of marketing materials concerning the Company for distribution and presentation to prospective third party candidates for strategic combination with the Company, amongst other responsibilities. The Company paid Bank Street $238,500 in fees in connection with the closing of the Financing Transaction. Bank Street has consented to the inclusion of its report (the “Report”) as an exhibit to the Schedule 13E-3 that the Company has filed with the SEC and to the summary of the Report appearing in this proxy statement.

The Company and its representatives contacted numerous potential sources of financing and acquisition partners. These sources were identified by management, Bank Street and other professional advisors to the Company. Potential merger and acquisition partners were identified based on assessments of synergistic business plans, service offerings and historic transactional interest. Potential sources of financing were identified based on perceived compatible target portfolio investment parameters and prior investment interest. As noted in the Report, Bank Street categorized certain of the potential transaction partners into tiers, organized by the perceived likelihood that they would be interested in a transaction with the Company. Bank Street determined these tiers by considering several factors, including its assessment of strategic fit (based on perceived business and operational synergies, such as network footprint and assets), acquisition appetite and capital resources to effect a transaction, based on its industry knowledge and experience, prior discussions as to probable interest and discussions with the Company’s management.  In some cases, potential investors initiated financing discussions with the Company based on the Company’s announced financing requirements. The Company was amenable to, and actively considered and pursued, both strategic transactions and financings in an effort to address its near term liquidity issues. Merger and acquisition transactions were considered both outside and as part of a bankruptcy process, and financing transactions were considered as structured debt, preferred stock, common stock and/or convertible security issuances from strategic and stand-alone financing sources.

The Board exercised its fiduciary duties in considering any and all possible financing avenues that would address the Company’s capital requirements and financial runway. Due to the Company’s limited financial resources, structuring an asset sale via bankruptcy emerged as the path most favored for a sale transaction by the potential acquirers, as they favored the ability to reject and not assume certain Company contracts, to avoid Company liabilities, and to eliminate the need to wait for stockholder approval. Due to the Company’s declining market capitalization, capital structure and balance sheet, it became apparent that only a highly dilutive equity issuance would enable the Company to attract capital. The Board did not consider a straight liquidation in bankruptcy to be a reasonable alternative because it determined that the return to creditors would be enhanced, and the Company’s value would be maximized, if its network were sold with associated customer accounts to a strategic buyer as part of a prearranged bankruptcy process.

Only a few of the parties contacted were interested in obtaining additional information about the Company, and management provided them with presentations and other information in response to diligence requests. These efforts progressed furthest with one particular financing source, which negotiated a non-binding letter of intent with the Company for a $13,000,000 preferred stock investment; however, this potential transaction was terminated by the financing source in July 2006. The Company continued its efforts, holding meetings with each of the parties that requested it. However, in light of the Company’s revenue, liquidity and balance sheet issues, the effort was very difficult.

By mid-August 2006, the Company’s alternatives had been reduced to two. It had received a joint indication of interest from three separate companies in the Company’s industry to acquire the Company’s assets, and it engaged in detailed negotiations with the members of this group. However, the proposed transaction would have been predicated on the Company’s making a bankruptcy filing, which presented a number of negative factors, such as the possibility of third party claims, delayed closing due to uncertainties inherent in the bankruptcy process, increased customer losses, steeper revenue loss, likely purchase price deductions, lower returns to the Company’s secured creditors and little or no chance of any recovery for the stockholders. Furthermore, the group of three bidders imposed a firm and aggressive deadline for entering into an agreement that the Company was both unable and, in light of its simultaneous discussions with MegaPath, unwilling to meet.

After the three-buyer proposal was withdrawn when the deadline for a Company commitment had passed, one of those bidders made an independent offer for the Company’s assets. However, this offer was also conditioned on the Company’s making a bankruptcy filing, with the possible negative effects discussed above. In light of these and other concerns, including the Board’s uncertainty over the reliability of the offeror’s source of funds and its demand for an exclusive negotiating period (which would have required the Company to cease discussions with MegaPath), the Board declined to prioritize this offer over MegaPath’s and it was withdrawn.

During this period, the Company was simultaneously discussing the Financing Transaction proposed by MegaPath, which had originally been contacted by Bank Street in April 2006. Bank Street identified MegaPath as a potential transaction partner and initiated discussions with MegaPath on behalf of the Company. Initially, these discussions focused on MegaPath’s potential purchase of certain identified Company assets, but those discussions expanded and ultimately culminated in the negotiation of a strategic investment by MegaPath. Following a period of due diligence by MegaPath, DSL.net and MegaPath negotiated the terms of the Financing Transaction during August 2006. These negotiations included negotiation regarding the portion of the $13 million of consideration to be paid by MegaPath in the Financing Transaction for the four promissory notes that are convertible into DSL.net Common Stock and the portion that would be paid for the non-convertible note. While DSL.net negotiated for a higher price for the convertible promissory notes, the aggregate purchase price for the four convertible notes was ultimately agreed to be $2 million.

Prior to these discussions and negotiations, MegaPath had been a wholesale customer of DSL.net since January 2003, and was also a supplier of telecommunications services to DSL.net from 2004 until July 2005. MegaPath’s purchases of services from DSL.net did not exceed 1% of DSL.net’s revenues in any year that DSL.net provided services to MegaPath. (For example, for the eight months ended August 31, 2006, total DSL.net revenue attributable to MegaPath’s purchases of services from DSL.net was approximately $109,000, or approximately 0.43% of DSL.net’s total revenue.) DSL.net’s purchases from MegaPath did not exceed 1% of DSL.net’s revenues nor 1% of DSL.net’s network expenses in any year that MegaPath provided services to DSL.net. (For example, for the seven months ended July 30, 2005, when MegaPath ceased providing services to the Company, the Company incurred vendor costs with MegaPath totaling less than $2,000, representing approximately 0.01% of the Company’s network costs.) The Company had had no other contracts or business relationships with MegaPath nor with any of MegaPath’s designated representatives on the Board.

After a process of due diligence and negotiation, at a meeting on August 18, 2006, during which it received Bank Street’s analysis of the MegaPath offer and the last alternative offers (described below under “Fairness of the Proposal”), the Board unanimously approved entering into an agreement for the issuance to MegaPath of five promissory notes in the aggregate stated principal amount of $15,002,000 for an aggregate purchase price of $13,000,000. At a second meeting held on August 25, 2006, the Board reviewed the situation and developments since August 18, determined that the Financing Transaction was still the best available alternative for the Company and its stockholders, and unanimously authorized the transaction to be consummated.

Three of the promissory notes issued to MegaPath were convertible immediately or upon the Company’s receipt of certain regulatory approvals necessary for MegaPath to become a majority stockholder of the Company. The Company has made all required notice filings with applicable state regulatory agencies, and has received all material approvals from applicable state and federal regulatory agencies, necessary under telecommunications regulations to permit a change in control of the Company. Accordingly, MegaPath converted these notes into [283,138,828] shares of Common Stock on January 1, 2007.

Factors Considered by the Board

As described above, the Company had determined that, if it failed to raise additional financing or find a buyer, it would likely be unable to pay its debts as they came due and would be forced to file for bankruptcy. Accordingly, the Company was in the “zone of insolvency” where, the Delaware courts have held, the duties of a corporation’s board of directors run to “the corporate enterprise,” including managing the corporation in light of the interests of the creditors (who may then hold the principal, or even the entire, remaining stake in the corporation’s assets), and not just the stockholders.

Among the critical factors favoring the MegaPath Financing Transaction, relative to alternative transactions, for the Board were that:

•	it would satisfy the Company’s principal near term secured debt obligations owing to DunKnight, which were to mature on December 4, 2006,

•	it would better position the Company to repay the Laurus debt at maturity,

•
it would allow the Company’s unaffiliated stockholders to receive some consideration for their shares of Common Stock in connection with the Merger contemplated by MegaPath, post-investment, as compared to the likelihood of them receiving no consideration at all in the event the Company were to pursue an alternative transaction through bankruptcy,

•	the lack of a financing contingency, and

•	the absence of negative factors associated with effecting a deal through bankruptcy, as described above.

The Board was further influenced by the facts that consummating the transaction with MegaPath:

•	had a high probability of closing,

•	had a greater certainty of financing and closing expeditiously as it avoided the need to wait for regulatory approvals before the funding could close, and

•
contemplated the provision of a degree of working capital protection in the form of subsequent loans from MegaPath, which were expected to facilitate the payment of the Company’s remaining secured debt obligations to Laurus, which were to mature on November 1, 2006, and to potentially bridge the Company’s working capital shortfalls pending consummation of the Merger.

The Board’s expectation that the Company’s stockholders would receive no consideration for their shares in the event the Company declared bankruptcy was based on the Company’s financial situation in August 2006, as described in detail under “Background of, Reasons for, and Alternatives to the Proposal” above. The Board believed that a bankruptcy filing would have forced the Company to incur significant legal and other costs and would probably have subjected the business to increased customer churn and, hence, decreased revenues: factors that, in the aggregate, would have reduced even further the possibility of realizing any residual monies for distribution to the Company’s stockholders.

Furthermore, the Board was expressly authorized by the Company’s certificate of incorporation to consider relevant factors in addition to the stockholders’ interests, including “the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with [the Company]. . . .” The Board believed that the debt financing provided by MegaPath would provide continuity and expansion of service to customers and - in contrast to any of the alternatives - secure continued employment for most of the Company’s employees.

Finally, negotiations with the parties that had previously offered the possible alternative transactions had been terminated by those parties at the time of approval and closing of the Financing Transaction and, thus, no other options were available to the Company at that juncture.

Although the Company could not require MegaPath, in August 2006, to make any commitment as to the price per share that would be paid to the unaffiliated stockholders if the Merger took place, the Board determined that the Financing Transaction (including the proposed Amendment and the opportunity for a return to the unaffiliated stockholders represented by the contemplated Merger) was the only transaction reasonably available to the Company that addressed all of the Company’s constituents to whom the Board owed fiduciary duties and, in doing so, preserved for the unaffiliated stockholders the opportunity to receive some form of equity return. In doing so, it relied in part upon its expectation that MegaPath would comply with applicable laws and its understanding that the unaffiliated stockholders would be able to exercise appraisal rights under Delaware law in connection with the Merger to ensure that they receive the fair value of their shares.

Other Considerations of the Board

In approving the MegaPath investment, the Board took into consideration that MegaPath required the Company to enter into executive compensation agreements with the Company’s three current executive officers, including David F. Struwas, President and Chief Executive Officer, who is also a director, providing for supplemental retention compensation and, for each such officer other than Mr. Struwas, who was already entitled to severance under his existing employment agreement with the Company, severance benefits. Under the terms of these arrangements, each of the three officers is entitled to receive a one-time, lump-sum retention bonus equal to three months of his current base salary, less applicable withholdings, provided that he remains employed by the Company on February 28, 2007. In addition, the severance agreements provide for a lump-sum payment in an amount equal to six months of current base salary, plus six months of COBRA costs for the officer as an individual, in the event such officer is terminated without “cause” or quits for “good reason,” each as defined in the agreements, provided such officer has executed a release in favor of the Company. No employee, including any officer, of the Company has any guarantee of continued employment with the surviving entity following the Merger.

The above described compensation and benefits were afforded at MegaPath’s request as an incentive for the individuals to remain in the employ of the Company over an anticipated transition period (anticipated to cover, at a minimum, the period through such time when MegaPath might convert its debt into a controlling equity position in the Company and, depending upon the timing of certain post-closing actions, potentially the time period up through the consummation of the Merger). These benefits were intended to dissuade those individuals from pursuing or accepting other positions of employment during a critical time for the Company, in recognition of the probability that the anticipated Merger will lead to diminished or terminated positions of employment for some or all of such individuals. At the time of the Financing Transaction, none of such individuals held any equity position in MegaPath or had any promise or agreement regarding employment or equity following the Merger, and they acted strictly in their capacities as officers of the Company in negotiating and structuring the Financing Transaction, per direction from the Company’s Board. Furthermore, none of the Company’s management will occupy seats on the board of the company that succeeds to the Company in the Merger or be in a position to control the successor company, and if any of them remain employed by MegaPath after the Merger, they would be treated similarly to other MegaPath employees of similar position with respect to compensation.

The Board also took into consideration that one of its members, Keir Kleinknecht, was the President and managing member of DunKnight Telecom Partners LLC, the Company’s principal creditor, which was to be paid off (in a negotiated amount less than the full amount due) out of the proceeds of the MegaPath investment. Messrs. Struwas and Kleinknecht voted in favor of the transaction, following full disclosure of their interests, as described above. Under Delaware law, to the extent either of such individuals was considered to be an “interested director,” he was not obligated to recuse himself or abstain from the vote and his vote was not void, so long as full disclosure was made of his interest and a majority of the disinterested directors voted in favor of the transaction. The Board complied with these requirements when approving the Financing Transaction. The Board considered the perspectives and contributions of Messrs. Struwas and Kleinknecht to be valuable in their deliberations, and the directors’ vote to approve the Financing Transaction and the Amendment was unanimous.

Closing of the Financing Transaction

On August 28, 2006, the parties closed the Financing Transaction under the Purchase Agreement, as MegaPath paid $13,000,000 in cash to the Company and the Company issued five promissory notes to MegaPath. The Company used the proceeds of the borrowing to pay off DunKnight at a slight discount and used the remainder for working capital. Four of the promissory notes issued to MegaPath were originally convertible into shares of DSL.net Common Stock as follows:

•
Three of the convertible notes were convertible immediately or upon the Company’s receipt of certain regulatory approvals permitting MegaPath to hold various percentages of the Company’s outstanding stock. These approvals were obtained and MegaPath converted these notes into [283,138,828] shares of Common Stock on January 1, 2007.

•
The fourth convertible note will become convertible at MegaPath’s election upon stockholder approval and effectiveness of the Amendment. At that time, it will become convertible into the number of shares of Common Stock that, when aggregated with all of MegaPath’s other stockholdings in the Company, represents 91% of the Common Stock on a fully diluted basis as of the date of such conversion ([2,750,579,599] shares, determined as of the date of this proxy statement).

In addition, on August 28, 2006, the Company entered into a Security Agreement with MegaPath, in support of the Company’s debt obligations under the Financing Transaction, granting MegaPath a security interest in substantially all of the Company’s assets, subject to the prior rights of Laurus under that certain Subordination Agreement, dated as of August 28, 2006, by and among Laurus, MegaPath and the Company. In addition, on August 28, 2006, MegaPath entered into a Voting Agreement with, and obtained related irrevocable proxies in support thereof from, DunKnight, Knight Vision Foundation and Laurus, affording it the right to vote such entities’ shares of Common Stock (in an aggregate amount equal to 5,400,000 shares) in support of the Amendment.

The Company agreed in the Purchase Agreement to call the special meeting and recommend that the stockholders approve the Amendment so that MegaPath will be able to convert the Note into Common Stock. Stockholder approval of the Financing Transaction was not a condition to the closing of the transactions contemplated by the Purchase Agreement because it was not required under Delaware law, MegaPath would not agree to this as a condition to closing, and the Company did not have the financial resources to take the time to conduct a special meeting of its stockholders to seek approval.

Following issuance of the convertible notes, DSL.net sought and obtained approvals of the applicable federal and state telecommunications regulators required to authorize the change in control of the Company contemplated by the Purchase Agreement.

Fairness of the Proposal

The Company’s Position on Fairness

The Board unanimously approved the borrowing from MegaPath after having been informed of MegaPath’s intentions regarding converting its promissory notes and effecting the Merger. The Board did so because it believed - after extensive efforts to obtain financing or a buyer for the Company on acceptable terms, and after considering the analysis of its professional advisors with respect to the available alternatives - that the Financing Transaction (including the Company’s agreement to propose the Amendment and the opportunity of a return to the unaffiliated stockholders represented by the contemplated Merger) was fair to the unaffiliated stockholders because it represented the best available resolution for DSL.net and its stockholders in the circumstances. The critical factors supporting this fairness determination are discussed above under “Background of, Reasons for, and Alternatives to the Proposal - Factors Considered by the Board.” Although the price to be paid to the unaffiliated stockholders in any Merger has not been determined, the Board understands that they would, in connection with any Merger, be able to exercise appraisal rights under Delaware law to ensure that they receive the fair value of their shares~~,~~ (exclusive of any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, on the amount determined to be fair value. For these reasons, the Board continues to believe that the proposed Amendment and the opportunity of a return via the Merger are fair to the unaffiliated stockholders.

As part of the Board’s consideration of the alternative transactions, Bank Street presented to the Board a transaction value analysis of each alternative. The analyses compared the respective amounts of cash that the Company would receive, the allocation of those amounts, the anticipated costs associated with each proposal, and the principal anticipated risks and uncertainties of each. As of the time of the Board’s final deliberations in August 2006, the Financing Transaction was the only alternative available to the Company, as the other expressions of interest had been rescinded by the various prospective buyers. However, Bank Street still conducted a comparative analysis of the MegaPath transaction with two others that were most recently the subject of negotiations. According to Bank Street’s report, those transactions would have respectively yielded approximately $15 million and approximately $12.5 million in residual value, respectively, after deducting management’s estimates of churn, the discounted sale of accounts receivable, estimated fees and expenses generated by the bankruptcy process and liability reserves, left to satisfy, at a minimum, approximately $17.1 million in secured debt, likely leaving no return for the Company’s stockholders. Bank Street and management presented their analysis to the Board at its August 18, 2006 meeting when it first considered and voted upon the Financing Transaction. The Board members discussed this analysis, including the Bank Street report, with Bank Street and management at that meeting.

As of June 30, 2006 the Company had $7.2 million in cash, negative working capital of $10.7 million (comprised of current assets of $12.3 million minus current liabilities of $23.0 million), and a stockholders deficiency of $4.9 million. Cash flow used by operating activities for the six months ended June 30, 2006 was $5.1 million ($0.85 million average per month for the first six months of 2006). The Company’s current liabilities included senior secured debt in approximate aggregate principal amount of $4.0 million due to mature on November 1, 2006 and secured debt in aggregate principal amount of $13.0 million due to mature on December 4, 2006. As a consequence, the Company’s existing cash was not sufficient to meet its near-term debt obligations and operating cash requirements.

In considering and approving the proposed Financing Transaction with MegaPath, the Board was cognizant that, because (for the reasons described above and under “Background of, Reasons for, and Alternatives to the Proposal”) the Company was near insolvency, the Board was required by applicable law to consider the interests of its creditors as well as those of the stockholders. Nonetheless, the Board sought to preserve value for the stockholders. Only two alternatives had been proposed to the Company during the period leading up to the Board’s action, but neither was available at the time of the Board’s final deliberations since they had been canceled by the other parties. In any event, the non-MegaPath alternatives would have been predicated on the Company’s making a bankruptcy filing, which the Board perceived would have offered no likelihood of any recovery for the stockholders.

The terms and conditions of the Financing Transaction and the Amendment resulted from extensive arms’- length negotiations between unaffiliated parties before they executed the Purchase Agreement, and the Board’s approval of the MegaPath investment was unanimous. Because none of the members of the Board was affiliated with MegaPath, and because a majority of the Board was independent (in accordance with recognized exchange listing requirements), the Board did not believe it necessary to constitute a special committee of unaffiliated directors nor to retain any representative to act solely on behalf of the stockholders in negotiating with MegaPath. A majority of the Company’s Board was disinterested in the Financing Transaction, did not sit on the Board as the designated representative of any material investor and was not paid by the Company other than for service as a director. Under applicable law, the proposed Amendment requires the approving vote of a majority of the shares of Common Stock outstanding. Voting at the meeting will not be structured to require approval of a majority of stockholders unaffiliated with MegaPath, as this is not legally required and this was not an acceptable condition to the closing of the Financing Transaction from MegaPath’s perspective. Nonetheless, the Board believes that the Amendment is and the proposed Merger will be procedurally fair to the unaffiliated stockholders as they represented the best available alternative in light of all the circumstances. In this, the Board relied in part upon its expectation that MegaPath would comply with applicable laws and its understanding that the unaffiliated stockholders would be able to exercise appraisal rights under Delaware law in connection with the Merger to ensure that they receive the fair value of their shares.

Only the initial MegaPath Financing Transaction and the proposed Amendment have been approved by the Board. MegaPath is not required to effect the Merger and has not yet determined what amount would be paid for shares held by unaffiliated stockholders if the Merger is effected, so it is premature for any discussion of the specific consideration that might be offered to the unaffiliated stockholders. Accordingly, the Board has not been called upon to assess whether any such hypothetical consideration will constitute fair value in relation to current or historical market prices for the Company’s Common Stock, the Company’s net book value, going concern value or liquidation value, or otherwise at the time of the Merger. However, even without this information, in light of all the circumstances, the Board believes that it is fair to and in the best interests of the unaffiliated stockholders that the Amendment be approved as this is a necessary step to the Merger that is most likely the only means available that will afford them some recovery.

If DSL.net’s stockholders do not approve the Amendment, the Note (in the principal amount of $1,520,000) will mature and become payable on December 31, 2007 or within the following year. Further, related promissory notes (in the aggregate principal amount of $14,184,000) issued to MegaPath in the Financing Transaction and thereafter (the “Nonconvertible Notes”) will mature and become payable on December 31, 2007. All such promissory notes accrue interest at an annual rate of 8.0%, payable at maturity, and are secured by all the Company’s assets. There can be no assurance that the Company will have the resources to satisfy its obligations under these promissory notes at maturity. Furthermore, although the Purchase Agreement provides for the potential issuance and sale of additional nonconvertible notes upon substantially the same terms as the Nonconvertible Notes for loan proceeds of up to an additional $6,000,000 during the one year period following the closing of the Financing Transaction, $1,000,000 of which has already been obtained by the Company on October 30, 2006, in order to continue in business, the Company may also be required to obtain additional financing from third parties, which may not be available on favorable terms or at all. If the Company is not able to finance its business operations on reasonable terms and to meet its other commitments, it would be required to file for bankruptcy protection. In such case, it is very likely that there would be no assets available for any distribution to the stockholders after payment of the Company’s debts, including its debts to MegaPath.

Position of MegaPath and MDS as to Fairness

While MegaPath and MDS believe that the Financing Transaction and the Amendment are, and the Merger will be, fair to the unaffiliated stockholders, MegaPath and MDS attempted to negotiate the terms of the Financing Transaction and the Amendment, and its ability to effect the Merger, in a manner that would be most favorable to them and not to the DSL.net stockholders, and accordingly did not negotiate the terms of the Financing Transaction and the Amendment, nor its ability to effect the Merger, with a goal of obtaining terms that were fair to DSL.net stockholders. The terms of the Financing Transaction and the Amendment, including MegaPath’s ability to effect the Merger, were the result of arms’ -length negotiating between MegaPath and the Company. Neither MegaPath nor MDS participated in the deliberations of the Board regarding, or received advice from the Company’s legal or financial advisors as to, the substantive and procedural fairness of the Financing Transaction ~~or~~, the Amendment or the Merger, nor have MegaPath and MDS undertaken any independent evaluation of the fairness of the Financing Transaction, the Amendment or the Merger. However, MegaPath and MDS believe that the Financing Transaction and the Amendment are, and the Merger will be, substantively and procedurally fair to the Company’s stockholders.

The belief of MegaPath and MDS that the Financing Transaction and the Amendment are, and the Merger will be, substantively fair to the unaffiliated stockholders is based on the following factors:

•
that the terms and conditions of the Financing Transaction and the Amendment, including MegaPath’s ability to effect the Merger, resulted from extensive arms’ length negotiations between unaffiliated parties that produced benefits for the unaffiliated stockholders, such as an increase in the effective price per share of Common Stock paid by MDS in the Financing Transaction;

•
that the Company’s Board determined that the Financing Transaction, the Amendment and the opportunity for the unaffiliated stockholders to receive payment for their shares through the Merger are fair to and in the best interests of the unaffiliated stockholders; and

•
that the only alternative available for the Company when the Board made its decision would have been making a bankruptcy filing, which the Board perceived would likely result in no recovery at all for the stockholders.

The belief of MegaPath and MDS that the Financing Transaction and the Amendment are, and the Merger will be, procedurally fair to the unaffiliated stockholders is based on the following factors:

•
that the Board, which consisted solely of directors who were not affiliated with MegaPath or MDS, oversaw the negotiation of the terms of the Financing Transaction and the Amendment, including MegaPath’s ability to effect the Merger, approved of the negotiated terms and concluded that the terms were fair to the unaffiliated stockholders;

•	that the Company retained financial and legal advisors, who were exclusively directed by, and exclusively reported to, the Board;

•
that the Company, directly and through its financial advisor, contacted potential strategic partners and prospective buyers, other than MegaPath, to solicit interest in pursuing an alternative transaction;

•
that the Purchase Agreement provided the Company with the ability, until the closing of the Financing Transaction and subject to conditions, to continue to consider alternative transactions and to terminate the Purchase Agreement in order to recommend, approve or accept a superior transaction that would, if completed, result in a transaction that was reasonably likely to provide greater value; and

•	that in the event that the Merger is consummated, appraisal rights would be available under Delaware law for unaffiliated stockholders.

The view of MegaPath and MDS as to the fairness to the unaffiliated stockholders of the Financing Transaction and the Amendment, including MegaPath’s ability to effect the Merger, is not a recommendation to any stockholder as to how the stockholder should vote. The foregoing discussion of the information and factors is not intended to be exhaustive, but is believed to include all material factors considered by MegaPath and MDS.

Once MegaPath has made a determination as to the specific consideration to be offered to the unaffiliated stockholders, further information will be filed with the SEC and sent to the unaffiliated stockholders addressing whether the consideration constitutes fair value to the unaffiliated stockholders. This information will include a discussion of the material factors upon which the belief as to fairness is based and the extent to which such belief is based on current and historical market prices for the Company’s Common Stock and the Company’s net book value, going concern value and liquidation value at that time.

Stockholder Appraisal Rights

DSL.net unaffiliated stockholders will not have appraisal rights to obtain payment for their shares upon approval of the Amendment. Voting for the Amendment will not constitute a waiver of the stockholders’ appraisal rights that would arise upon the Merger.

If MegaPath effects the Merger, Section 262 of the Delaware General Corporation Law requires that unaffiliated stockholders be notified of the availability of appraisal rights within ten days of the effectiveness of the Merger. MegaPath will mail such notice to all such stockholders of record as of the effective date of the Merger.

As required by Section 262, such notice will include: (1) the effective date of the Merger, (2) a brief description of the procedures to exercise appraisal rights under the Delaware General Corporation Law and (3) a copy of Section 262 of the Delaware General Corporation Law. In addition, if the Merger is effected, MegaPath will provide information about the consideration to be paid on shares surrendered for cancellation pursuant to the terms of the Merger, the procedures for surrendering stock certificates and a copy of DSL.net’s financial statements that were most recently filed with the Securities and Exchange Commission.

Upon the Merger, Delaware law would entitle holders of shares of Common Stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery and to receive the fair value of these shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, since completion of the Merger, in place of the merger consideration, as determined by the court. In appraisal proceedings, Delaware courts would generally consider all relevant factors involving the value of a company, including market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on the future prospects of the merged corporation, as well as valuation techniques or methods that are generally considered acceptable in the financial community and are otherwise admissible in court.

In order to exercise appraisal rights in connection with the Merger, a holder must demand and perfect the rights in accordance with Section 262. If a stockholder fails to comply with the specific requirements of Section 262, such stockholder will be entitled to receive the cash payment for such stockholder’s shares as provided in the merger agreement, but will have no appraisal rights with respect to such stockholder’s shares. This statement regarding appraisal rights does not constitute legal advice, nor does it constitute a recommendation that any stockholder exercise such stockholder’s rights to appraisal under Section 262 in connection with the Merger. In view of the complexity of Section 262, holders of shares of Common Stock who may wish to pursue appraisal rights should consult their legal advisors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT BECAUSE IT BELIEVES IT TO BE IN THE BEST INTERESTS OF THE COMPANY AND THE UNAFFILIATED STOCKHOLDERS.

INFORMATION ABOUT DSL.NET

The Company

The Company is a Delaware corporation with its principal executive offices at 50 Barnes Park North, Suite 104, Wallingford, CT 06492; telephone: (203) 284-6100. As of January 2, 2007, the Company had [522,159,645] outstanding shares of Common Stock, and there were approximately [•] holders of record of Common Stock.

The Company’s Common Stock

The Company’s Common Stock was traded on the American Stock Exchange (“AMEX”) until January 10, 2006, when the AMEX listing was terminated due to the low selling price of the Common Stock. Since then the Common Stock has been quoted and traded on the OTC Bulletin Board (“OTCBB”) under the symbol “DSLN.” The high and low sales prices per share of the Common Stock as reported by AMEX and by the OTCBB, respectively, for each quarter during the past two years are shown below. The closing sale price of the Common Stock on January [•], 2007 was $___ per share.

Quarter Ended	High	Low	Quarter Ended	High	Low
December 31, 2006	$[•]	$[•]	December 31, 2005	$0.09	$0.03
September 30, 2006	$0.05	$0.023	September 30, 2005	$0.11	$0.06
June 30, 2006	$0.065	$0.03	June 30, 2005	$0.14	$0.07
March 31, 2006	$0.09	$0.03	March 31, 2005	$0.37	$0.13

DSL.net has never declared or paid any cash dividends on its Common Stock and it does not anticipate that any cash dividends will be declared or paid in the foreseeable future. In any event, under the promissory notes issued to MegaPath, the Company is prohibited from declaring, paying or making any dividend distribution on any class of stock.

Directors and Officers

The directors, director nominees and executive officers of DSL.net are as follows:

David F. Struwas - Mr. Struwas was one of the original founders of the Company and, since November 2005, has served as the Company’s President and Chief Executive Officer, and as a director. During his initial tenure with the Company, he served as President from November 1998 to November 2000, as a director and Chief Executive Officer from January 1999 to April 2004, and as Chairman of the Board of Directors from November 2000 to April 2004. He has also served as a consultant in the telecommunications industry, and has held key positions with Brooks Fiber-Worldcom, where he served as General Manager from January 1997 to August 1998, and with Southern New England Telecommunications Corporation (now part of AT&T), where he served in various positions from May 1980 to January 1997, most recently as Director of Marketing.

Robert B. Hartnett, Jr. - Mr. Hartnett has served as a director of the Company since May 2002. Currently, he is a private investor. From April 2002 until August 2004, he served as the Chairman of the Board of Directors and Chief Executive Officer of Blue Ridge Networks, a privately held Internet security company. Mr. Hartnett was President of Business Markets at Worldcom and Chief Executive Officer of UUNET from July 2000 until April 2001. Previously, Mr. Hartnett was President of global accounts at MCI Worldcom from August 1998 to June 2000. Prior to its merger with Worldcom in 1998, Mr. Hartnett was President of business sales and service at MCI Communications.

Paul J. Keeler - Mr. Keeler has served as a director of the Company since June 2001.  He was Senior Managing Director-Global Sales and Marketing, at Medley Global Advisors, LLC from May 2005 to March 2006, and formerly served as a member of the Board of Directors of SmartServ Online, Inc. from February 2005 to May 2006.  He is currently a managing partner at Convergence Consulting Group, LLC, a financial and business consulting firm.  From February 1991 to February 2001, Mr. Keeler was a Principal at Morgan Stanley & Co., and Head of Global Sales and Service for Morgan Stanley Capital International, a joint venture between Morgan Stanley & Company, Inc. and Capital Group Companies.  Prior to that, Mr. Keeler served as Vice President of Morgan Stanley Technology Services; President, Chief Executive Officer and Vice Chairman of Tianchi Telecommunications Corp.; President and Chief Operating Officer of Westinghouse Communications Software, Inc.; Vice President of Strategic Accounts and Business Development for Reuters Holdings, PLC; and Director, Northeast Metro Region, of MCI Communications.  He also served as President and CEO of Halcyon Securities Corporation and is a former member of the New York and American Stock Exchanges.

Paul Milley - Mr. Milley was appointed a director of DSL.net in August 2006 as a designated representative of MegaPath. He has been the Chief Financial Officer of MegaPath Inc. since April 2006, previously serving as the Chief Financial Officer of MegaPath Networks Incorporated from October 2001 to April 2006. Prior to joining MegaPath, Mr. Milley was the SVP and CFO of OnCommand Corporation (OCC), which provides entertainment software and technologies to the hospitality industry. His previous titles include VP and CFO of 3DO Corporation, SVP and CFO of ComputerLand Corporation, and positions in all levels of finance at other software and consulting organizations. Mr. Milley has also been a director and the Chief Financial Officer of MDS since August 2006.

Emerson Walters - Emerson Walters was appointed a director of DSL.net in August 2006 as a designated representative of MegaPath, where he has served as Director, Business Development, since October 2004. Prior to joining MegaPath, Mr. Walters performed management consulting services and interim assignments for various software providers, including Jacobs Rimmel Ltd., a software professional services provider, from July 2000 to August 2001, Hermes SoftLab, a software company involved in the development of executable road maps, from September 2001 to May 2002, Orion Communications, a provider of software systems for municipalities, from August 2000 to October 2004, Vertel Corporation, a OSS arena software provider, from October 2001 to May 2003, and Pinnacle Systems, a digital video imaging software provider, from June 2004 to October 2004.

Steven B. Chisholm - Mr. Chisholm will become a director of DSL.net ten days after the mailing date of this proxy statement as a designated representative of MegaPath, where he has served as Senior Vice President of MegaPath since he joined MegaPath in August 2004. Prior to this position, he served as a consultant to Bell West Inc., providing legal services and acting in the role of Executive Director, Legal Services from March 2003 to July 2004. From October 2000 through September 2001, Mr. Chisholm served as the Senior Vice President, General Counsel and Corporate Secretary at Global Metro Networks, Inc., a builder of dark fiber communication networks in major centers of business throughout Europe and the Untied States. He joined Global Metro from AT&T Canada, where he served as Senior Vice President, General Counsel and Corporate Secretary from June of 1999. In October 2000, Mr. Chisholm was appointed to AT&T Canada’s Board of Directors and remained on the Board until October 2002. Prior to joining AT&T Canada, Mr. Chisholm served as Senior Vice President, General Counsel and Corporate Secretary at MetroNet Communications Corp., the first national CLEC in Canada, from August 1997 until its acquisition by AT&T Canada in June 1999. Mr. Chisholm is a resident of and citizen of Canada. Mr. Chisholm has also been a director and Senior Vice President of MDS since August 2006.

J. Brooke Mastin - Mr. Mastin will become a director of DSL.net ten days after the mailing date of this proxy statement as a designated representative of MegaPath, where he has served since July 2004, initially as Vice President, Finance and since May 2006 as Vice President, M&A. Prior to joining MegaPath, from July 2001 to June 2004, Mr. Mastin was Chief Executive Officer of Soko Technology Ventures, a merger and acquisition advisory firm. Mr. Mastin is a CPA and has 20 years of corporate finance experience including eight years as an Audit Manager with Ernst & Young and executive finance roles with high-growth private-equity financed companies.

Walter R. Keisch - Mr. Keisch has served as Chief Financial Officer and Treasurer of the Company since September 2005 and before that as Vice President - Finance from March 2001 to September 2005. From January to March 2001, he served as Corporate Controller. From July 2000 through December 2000, Mr. Keisch served as Chief Financial Officer for a start-up e-business unit of GE Capital Real Estate. From December 1997 to October 1999 he served as Vice President of Finance, Chief Financial Officer and Secretary for E-Sync Networks, Inc., an e-business service provider. From February 1990 to July 1997, he served as Controller at Textron Lycoming/Allied Signal Aerospace, Engines Division. Mr. Keisch has also served in a number of executive financial capacities with United Technologies and KPMG and is a CPA.

Marc R. Esterman - Mr. Esterman has served as Sr. Vice President - Corporate Affairs, General Counsel and Secretary for the Company since January 2006 and, before that, as Vice President - Corporate Affairs, General Counsel and Secretary from December 2003 to January 2006, as Vice President - Corporate Affairs and Associate General Counsel of DSL.net from May 2003 to December 2003, and as Associate General Counsel of the Company from June 2000 to May 2003. From 1990 until 2000, Mr. Esterman worked in private practice as a corporate attorney with the law firms of Cummings and Lockwood, from March 1996 - June 2000, and Winthrop, Stimson, Putnam & Roberts, from September 1990 - March 1996.

Except as described above, each of these persons is a citizen of the United States. Neither DSL.net nor any of these persons has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) during the past five years, nor has any of them been a party to any judicial or administrative proceeding during the past five years (other than matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Security Ownership of Principal Stockholders and Management

The following table shows the amount of the Company’s Common Stock beneficially owned as of January 2, 2007 by DSL.net’s directors, director nominees, Chief Executive Officer and other executive officers, its current executive officers, directors and director nominees as a group, and those persons known by the Company to own beneficially more than 5% of the Common Stock.

The number of shares shown as beneficially owned by each include shares that such persons had the right to acquire within 60 days after January 2, 2007 by exercising a stock option or other right. In the case of MegaPath, the shares shown include [2,390,506,649] shares issuable upon conversion of the Note described under “PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION - Purpose and Effects of the Amendment” above if the Amendment is approved. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on January 2, 2007, plus any shares that person could acquire as described in the two preceding sentences, but excluding any shares that any other person had any such right to acquire. Unless otherwise noted in the footnotes following the table, each person had sole investment and voting power (or shares that power with his spouse) over the shares listed.

	Number of Shares		% of Class (11)
5% Stockholders
MegaPath Inc. MDS Acquisition, Inc. (1) 555 Anton Boulevard Costa Mesa, CA 92626	[2,670,217,287]	(2)	91.7%
James D. Marver VantagePoint Venture Partners 1001 Bayhill Drive San Bruno, CA 94006	55,923,680	(3)	10.9%
Alan E. Salzman VantagePoint Venture Partners 1001 Bayhill Drive San Bruno, CA 94006	55,762,967	(3)	10.9%

Executive Officers, Directors and Director Nominees
David F. Struwas	12,850,000	(4)	2.4%
Robert B. Hartnett, Jr.	1,300,000	(5)	*
Paul J. Keeler	1,350,000	(6)	*
Paul Milley	0	(7)	*
Emerson Walters	0		*
Steven B. Chisholm	0	(7)	*
J. Brooke Mastin	0		*
Walter R. Keisch	1,448,612	(8)	*
Marc R. Esterman	1,150,163	(9)	*
All executive officers, directors and director nominees as a group (9 persons)	18,098,775	(10)	3.4%

* Indicates less than 1%.
(1)	MDS is a wholly-owned subsidiary of MegaPath and the direct owner of the shares shown in the table.
(2)
Of these shares, MDS currently holds [274,310,638] shares and will acquire [2,390,506,649] shares upon conversion of the Note. In addition to these shares, as the holder of irrevocable proxies regarding the approval of the Amendment from each of DunKnight Telecom Investors LLC, Knight Vision Foundation and Laurus, MegaPath has, with respect to the stockholder vote on the Amendment, voting control over 3,712,500 shares held of record by DunKnight Telecom Investors LLC, 187,500 shares held of record by Knight Vision Foundation and 1,500,000 shares held of record by Laurus, all of which are included in the table above.

(3)
According to a Schedule 13D filed with the Securities and Exchange Commission and last amended on April 19, 2006, Messrs. Marver and Salzman are managing members of the general partners of several investment partnerships that beneficially own the Company’s shares, and they share voting and investment power over 55,146,728 of the shares shown, which are held directly by those partnerships. In addition, Mr. Marver has sole voting and investment power over 776,952 shares and Mr. Salzman has sole voting and investment power over 616,239 shares. Of the shares as to which they share voting and investment power, 33,442,962 ([6.5]% of the class) are beneficially owned by VantagePoint Venture Associates III, L.L.C., which is general partner of VantagePoint Venture Partners III (Q), L.P, the direct owner of 29,562,531 of such shares ([5.8]% of the class), each of which reports shared voting and investment power. Messrs. Marver and Salzman disclaim beneficial ownership of all such shares except for the respective shares over which each has sole voting and investment power.

(4)	These shares are issuable upon exercise of options held by Mr. Struwas that are exercisable within 60 days after January 2, 2007.
(5)	These shares are issuable upon exercise of options held by Mr. Hartnett that are exercisable within 60 days after January 2, 2007.
(6)	These shares are issuable upon exercise of options held by Mr. Keeler that are exercisable within 60 days after January 2, 2007.
(7)
Excludes [2,670,217,287] shares beneficially owned by MegaPath and MDS, over which Messrs. Milley and Chisholm may be deemed, in their capacities as executive officers of MegaPath and executive officers and directors of MDS, to have voting or investment power. Each of Mr. Milley and Mr. Chisholm disclaims beneficial ownership of such shares.

(8)	These shares are issuable upon exercise of options held by Mr. Keisch that are exercisable within 60 days after January 2, 2007.
(9)	Includes 1,143,863 shares issuable upon exercise of options held by Mr. Esterman that are exercisable within 60 days after January 2, 2007.
(10)	Includes a total of 18,092,475 shares issuable upon exercise of options held by the named officers and directors that are exercisable within 60 days after January 2, 2007.

Financial Information

The following summary consolidated financial information was derived from the Company’s audited consolidated financial statements as of and for each of the years ended December 31, 2005 and 2004 and from its unaudited consolidated financial information as of and for the nine months ended September 30, 2006. This financial information is only a summary and should be read in conjunction with the Company’s historical financial statements and the accompanying footnotes, which are incorporated by reference into this Proxy Statement. See “Incorporation by Reference” below for instructions on obtaining copies of that information.

(Amounts in Thousands Except Per Share Amounts)

	Nine Months Ended
	September 30,	Year Ended December 31,
	2006	2005	2004
Statement of Operations:
Continuing operations:
Revenue	$28,401	$49,019	$60,755
Operating expenses:
Network (A)	22,239	34,972	42,924
Operations (A)	3,684	5,155	8,212
General and administrative (A)	5,895	10,364	11,189
Sales and marketing (A)	967	815	4,243
Stock compensation	2,283	—	—
Depreciation and amortization	2,600	4,990	12,370
Total operating expenses	37,668	56,296	78,938

Operating loss from continuing operations	(9,267)	(7,277)	(18,183)

Interest income (expense), net from continuing operations	(3,717)	(9,322)	(5,363)
Other income (expense), net from continuing operations	(362)	13,663	135
Loss before income taxes from continuing operations	(13,346)	(2,936)	(23,411)
Income tax benefit	—	—	62
Net loss from continuing operations, net of income taxes	(13,346)	(2,936)	(23,349)
Net (loss) income from discontinued operations, net of taxes	—	(5,498)	120
Net loss	(13,346)	(8,434)	(23,229)
Dividends on preferred stock	—	—	(950)
Accretion of preferred stock	—	—	(8,852)
Fair value of Series Z Preferred Stock	—	2,630	(2,630)
Net loss applicable to common stockholders	$(13,346)	$(5,804)	$(35,661)

	Nine Months Ended
	September 30,	Year Ended December 31,
	2006	2005	2004
Net Loss Per Common Share:
Net Loss per common share, basic and diluted from continuing operations	$(0.06)	nil	$(0.20)
Net Loss per common share, basic and diluted from discontinued operations	$—	$(0.02)	nil
Net Loss per common share, basic and diluted	$(0.06)	$(0.02)	$(0.20)
Shares used in computing net loss per share	239,021	233,621	181,831
Cash Flow Data (B):
Used in operating activities	$(6,035)	$(3,904)	$(7,541)
(Used in) provided by investing activities	$(575)	$5,312	$(3,078)
Provided by financing activities	$3,898	$328	$3,919
Other Data (B):
Capital expenditures	$639	$392	$651

	September 30,	Year Ended December 31,
	2006	2005	2004
Balance Sheet Data (B):
Cash, cash equivalents, restricted cash
and marketable securities	$6,053	$8,767	$9,511
Total assets	$15,929	$22,842	$40,862
Long-term obligations (including current
portion)	$16,602	$10,332	$14,830
Stockholders’ (deficiency) equity	$(7,239)	$3,672	$12,106

(A) Excluding stock compensation, depreciation and amortization.
(B) Includes discontinued operations.

The following summarizes those fees and expenses incurred, or reasonably estimated to be incurred, by DSL.net in connection with the Financing Transaction, the Proxy Statement and related matters:

Solicitation fees and expenses	$—
Accounting fees and expenses	$10,000
Legal fees and expenses	$275,000
Printing and photocopying expenses	$16,250
Investment banking fees and expenses	$240,000
Miscellaneous fees and expenses	$10,000
Total	$551,250

DSL.net has paid or will be responsible for paying all of these expenses.

Incorporation by Reference

The following information, which DSL.net has filed separately with the SEC, is incorporated by reference into, and should be considered part of, this Proxy Statement (except to the extent it has been superseded by information contained directly in this Proxy Statement):

•	The audited financial statements as of and for each of the years ended December 31, 2005 and 2004 contained in DSL.net’s Annual Report on Form 10-K for the year ended December 31, 2005.

•	The unaudited financial information as of and for the nine months ended September 30, 2006 contained in DSL.net’s Quarterly Report on Form 10-Q for the quarter ended on that date.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 are included with this Proxy Statement. You may view and print out DSL.net’s Forms 10-K and 10-Q from the SEC’s website at www.sec.gov. DSL.net also will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to DSL.net, Inc., Attn: Chief Financial Officer, 50 Barnes Park North, Suite # 104, Wallingford, CT 06492.

INFORMATION ABOUT MEGAPATH

The Company

MegaPath Inc. is a Delaware corporation that is a leading provider of secure access and managed network solutions combining broadband connectivity, VPN, IP Telephony and security technologies. MegaPath’s principal executive offices are located at 555 Anton Boulevard, Suite 200, Costa Mesa, CA 92626, and its telephone number is (714) 327-2000. In April 2006, MegaPath Inc., then named “Netifice Communications, Inc.,” acquired MegaPath Networks Incorporated, which is now a wholly-owned subsidiary of MegaPath Inc. MegaPath Networks Incorporated was and is a provider of managed IP data and security solutions to small, medium sized and enterprise customers.

Directors and Officers

The directors and executive officers of MegaPath are as follows:

D. Craig Young - Mr. Young has been Chairman of the Board of Directors, Chief Executive Officer and a director of MegaPath since joining the company in July 2004. Before joining MegaPath, from June 1999 until October 2002, he was the Vice Chairman and Director of AT&T Canada, and also previously served as President of that entity beginning in June 1999 up until June of 2000. He was President and CEO of MetroNet Communications Inc. from 1998 to 1999 and before that, Mr. Young served as President and Chief Operating Officer of Brooks Fiber from 1995 to 1998 and, from 1980 to 1995, he held various executive level positions, including Vice President Sales, Ameritech Custom Business Services; Vice President Sales and Service for Business and Government Services, U S WEST Communications; and President, Executone Information Systems. Mr. Young has also been the Chief Executive Officer of MDS since August 2006.

Skip Besthoff - Mr. Besthoff is a Principal with Rho Ventures, a venture capital firm. Prior to joining Rho in 2000, he was with Alliance Consulting Group, focusing primarily on growth strategy formulation and e-commerce. Previously, Mr. Besthoff spent five years with Andersen Consulting performing large-scale systems integration and process reengineering engagements. He has been a director of MegaPath since March 2005, and he currently also sits on the boards of Verified Person and Everdream.

Paul Chisholm - Mr. Chisholm is Chairman and Chief Executive Officer of mindSHIFT Technologies, a Managed Service Provider of voice and data services to the small and medium business markets, which positions he has held since October, 2003. Before joining mindSHIFT, he was President of Paul Chisholm, Inc., a consulting business to voice and data service providers, from March 2001 to September 2003. Previously he was President and CEO of COLT Telecom Group plc, a European provider of telecom and Internet services, from December, 1996 until February, 2001. He has been a director of MegaPath since February 2003. He also serves on the Board of Directors of Sycamore Networks.

Mark Iwanowski - Mr. Iwanowski is Chairman of the Board of Directors and CEO of KSR Inc., a company focused on the newly emerging enterprise risk management space, where he has served since January 2006. He has 25 years of experience in technology services and has held executive positions with Fortune 500 companies, including Honeywell, Raytheon, SAIC and Oracle. Mr. Iwanowski has also served as a principal in two startups: Applied Remote Technology and Quantum Magnetics. He was previously Senior Vice President Global IT for Oracle Corporation from October 2002 until April 2005. Prior to Oracle, he was Chief Operating Officer of a Systems Integration and Outsourcing business for SAIC, a private system integrator, from November 1998 until October 2002. Mr. Iwanowski has been a director of MegaPath since April 2006, and he also sits on the Board of Directors of Royalty Share and on the Boards of Advisors of Tricipher, Webify Solutions and Lign Up.

Rob Ketterson - Mr. Ketterson is Managing Partner of Fidelity Ventures, the private equity division of Fidelity Investments, where he has focused on investment opportunities in enterprise technologies, communications, and IT services since 1993. Before joining Fidelity Ventures, Mr. Ketterson was a manager in the high technology practice of The Boston Consulting Group and, before that, a product manager for PC products at VLSI Technology, Inc. Mr. Ketterson has been a director of MegaPath since March 2005. He also represents Fidelity Ventures on the Board of the National Venture Capital Association, and he is also on the Board of the New England Venture Capital Association.

Steve Krausz - Mr. Krausz is a General Partner with U.S. Venture Partners (USVP), a private venture capital firm, which he joined in 1985. Mr. Krausz was a director of MegaPath Networks Incorporated from July 2004 until its acquisition by MegaPath in April 2006, at which time he became a director of MegaPath. Mr. Krausz is also a member of the Boards of Agility Communications, Xponent, Electric Cloud, Sierra Monolithics, Object Reservoir, StrataLight, Vontu, Flexogics, Force10 Networks, PerformanceRetail, Kasenna, Notiva, Imperva, Synfora and Pathfire. He is a Board Observer with CipherTrust and also serves on the Executive Board as Treasurer at the National Venture Capital Association.

Christopher P. (Woody) Marshall - Mr. Marshall has been a Managing Director of Trident Capital, a venture capital firm, since 1998, and was a Principal at such firm from 1996 to 1998. Earlier in his career, Mr. Marshall was an Associate in the Leveraged Capital Group of Banque Paribas and prior to that a Financial Analyst in the Corporate Finance department of Chase Manhattan Bank.  Mr. Marshall has served as a director of MegaPath since April 2006. From April 2000 through April 2006, Mr. Marshall was a director of MegaPath Networks Incorporated.  In addition to MegaPath, Mr. Marshall is also on the board of XATA Corporation (XATA) and several privately held businesses.

Thomas Pardun - Mr. Pardun served on the board of MegaPath Networks Incorporated from June 2002 until April 2006, at which time he became a director of MegaPath. He is a retired Chairman of the Board of Western Digital Corporation. Mr. Pardun served in the capacity of Chairman from January 2000 until December 2001, and has been a Western Digital director since 1993. He was Chairman and CEO of edge2net, a privately-held provider of international voice, data, and video services from December 2000 to October 2001. Mr. Pardun retired as President of MediaOne International, Asia/Pacific (formerly U. S. West Asia-Pacific) in July 2000. Before that, he was President and CEO of U. S. West Multimedia Communications, Inc., a subsidiary of U. S. West, Inc., and previously VP and General Manager of Business and Government Services at U. S. West Communications, and VP, Marketing and Planning for U S WEST Communications. Before joining U. S. West, he was President of the Central Group for Sprint, and also served as President of Sprint’s West Division and Senior VP of Business Development for United Telecom, a predecessor company to Sprint. He held a variety of management positions during his 19-year tenure with IBM, concluding as Director of product line evaluation. In addition to serving on the

Boards of MegaPath and Western Digital Corporation, Mr. Pardun is a board member of CalAmp Corp. and Occam Networks.

Robert S. Sherman - Mr. Sherman has been a General Partner of Boston Millennia Partners, a private equity investment partnership, since 1997 and a director of MegaPath since October 2003. Mr. Sherman’s previous private equity experience includes five years at Boston Capital Ventures and eight years as a General Partner at Hambro International Venture Fund. He also has been Chief Financial Officer for two healthcare services companies, and has six years of banking experience with the Bank of Boston and Eliot Bank.

John Siegel - Mr. Siegel is a Partner of Columbia Capital, a venture capital firm. He joined Columbia Capital in 2000 and focuses on communication services investments. He has been a director of MegaPath since February 2000 and is also a member of the Boards of Directors of mindSHIFT Technologies, FDN Communications, ICG Communications, and Integrated Solutions. Prior to joining Columbia Capital, he was a member of Morgan Stanley’s Private Equity Group, where he specialized in investments in the telecommunications/data services arena. Mr. Siegel has held positions with Fidelity Ventures and Alex. Brown & Sons, Incorporated.

James Cragg - Mr. Cragg has been President and Chief Operating Officer of MegaPath since he joined the company in March 2006. Before joining MegaPath, from April 2001 to May 2004, Mr. Cragg was President and Chief Executive Officer of Linmor, Inc., a network management software company that built solutions for targeted vertical markets in healthcare, government, education, hospitality and energy sectors as well as for traditional telecommunication firms. Mr. Cragg has also held positions as President and COO at PSINet, President and COO at Advanced Communications, Regional VP at Brooks Fiber, and various management positions at MCI.

Paul Milley - See Mr. Milley’s information under “INFORMATION ABOUT DSL.NET - Directors and Officers” above.

Steven B. Chisholm - See Mr. Chisholm’s information under “INFORMATION ABOUT DSL.NET - Directors and Officers” above.

Except as described above, each of these persons is a citizen of the United States. Neither MegaPath nor any of these persons has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) during the past five years, nor has any of them been a party to any judicial or administrative proceeding during the past five years (other than matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MegaPath’s Financing

MegaPath used working capital for the purchase of the promissory notes from DSL.net, and it anticipates that it would not need to finance any additional capital it may provide DSL.net from time to time. Although it anticipates using working capital for the payments that would be made to the unaffiliated stockholders of DSL.net in the event the Merger is effected, it has made no such final determination. Other than the purchase and conversion of the promissory notes as described above, MegaPath has effected no other transactions in DSL.net securities.

OTHER STOCKHOLDER MATTERS

Stockholder Proposals for Next Annual Meeting

DSL.net currently expects to hold its next annual meeting of stockholders in the third quarter of 2007; provided that if the Merger takes place before that date, the meeting will not be held. Stockholder proposals intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the annual meeting must have been received at DSL.net’s principal executive offices (to the attention of the Secretary) no later than a reasonable time before DSL.net begins to print and mail its proxy materials for that meeting. Under DSL.net’s by-laws, the deadline for providing timely notice to DSL.net of matters that stockholders otherwise desire to introduce at the annual meeting of stockholders will be not later than the close of business on the later of the sixtieth day before such annual meeting or the close of business on the tenth day following the day on which DSL.net first publicly announces the date of such meeting. In order to curtail controversy as to the date on which DSL.net receives a proposal, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

Receipt of Stockholder Materials

DSL.net has adopted a procedure approved by the SEC called “householding” for certain holders of DSL.net Common Stock. Under this procedure, multiple holders of DSL.net Common Stock who share the same last name and address may receive only one copy of DSL.net’s annual proxy materials, unless they notify DSL.net that they wish to continue receiving multiple copies. DSL.net has undertaken householding to reduce its printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of DSL.net’s annual proxy materials at the same address, you may do so at any time up to thirty days before the mailing of DSL.net’s annual proxy materials by notifying DSL.net in writing or by telephone at: DSL.net, Inc., Attention: Investor Relations, 50 Barnes Park North, Suite 104, Wallingford, CT 06492; (203) 284-6100. You also may request additional copies of DSL.net’s annual proxy materials by notifying DSL.net in writing or by telephone at the same address or telephone number.

If you share an address with another holder of DSL.net Common Stock and currently are receiving multiple copies of DSL.net’s annual proxy materials, you may inquire about your eligibility for householding by contacting DSL.net at the above-referenced address or telephone number.

DSL.NET, INC.

SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2007

The undersigned, revoking all prior proxies, hereby appoints David F. Struwas, Walter R. Keisch and Marc R. Esterman, and each of them acting singly, proxies with full power of substitution to vote all shares of common stock of DSL.net, Inc. (“DSL.net”) that the undersigned is entitled to vote at the special meeting of stockholders of DSL.net to be held on [•], 2007, at [•], Eastern Time, at [•] and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated [•], 200[•], a copy of which has been received by the undersigned.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒ Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF THE SIGNED PROXY IS RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL DESCRIBED BELOW. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The Directors Recommend
ê
Approve the Amendment of the Company’s Amended and Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock to 4,000,000,000 and decreasing the par value to $0.0001 per share.	For ☐	Against ☐	Abstain ☐

Please sign exactly as name appears [below][on your stock certificate]. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

Name:______________________________________
(Print)

By:________________________________________
(Signature)

Title:_______________________________________

Date: ______________ ____, 2007

___________________________________________
Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE